Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

BY AND AMONG

AMEDISYS, INC.,

AMEDISYS HOLDING, L.L.C.

AND

PAUL B. KUSSEROW

DATED AS OF SEPTEMBER 27, 2018

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of September 27, 2018, by and among Amedisys, Inc., a Delaware corporation having its headquarters at 3854 American Way, Suite A, Baton Rouge, Louisiana, 70816 (“Amedisys” or the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company having its headquarters at 3854 American Way, Suite A, Baton Rouge, Louisiana 70816 (“Holding”), and Paul B. Kusserow, a person of the age of majority (“Executive”).

RECITALS

WHEREAS, the Company, Holding and the Executive (individually a “Party” and together the “Parties”) have entered into that certain Employment Agreement, dated as of December 11, 2014, pursuant to which the Executive has been serving as the Company’s President and Chief Executive Officer (the “Existing Employment Agreement”); and

WHEREAS, the Parties hereto wish to amend and restate the Existing Employment Agreement to (a) extend the term of the Existing Employment Agreement, (b) provide for additional equity awards to Executive as set forth herein, and (c) make certain other amendments and modifications to the Existing Employment Agreement, subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree to be bound in accordance with the terms of this Agreement.

Section 1.    Recitals. The above Recitals are incorporated herein by this reference.

Section 2.    Definitions.

(a)	The terms below are used in this Agreement, including the preamble and recitals, as so defined. As used herein, the following terms shall have the following meanings:

“2019 Equity Awards” shall have the meaning set forth in Section 5(c).

“AAA” shall have the meaning set forth in Section 14.

“Agreement” shall have the meaning set forth in the preamble above.

“Amedisys” shall have the meaning set forth in the preamble above.

“Base Salary” shall have the meaning set forth in Section 5(a).

“Board” shall have the meaning set forth in Section 4(d).

“Cause” shall have the meaning set forth in Section 8(b).

“Change in Control” shall have the meaning set forth in Section 8(c).

“COBRA” shall have the meaning set forth in Section 8(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, or any successor provision of law, and the regulations promulgated thereunder.

“Committee” shall have the meaning set forth in Section 5(a).

“Company” shall have the meaning set forth in the preamble above.

“Confidential Information” shall have the meaning set forth in Section 9(c).

“Coverage Period” shall have the meaning set forth in Section 8(c).

“Current Performance Period RSUs” shall have the meaning set forth in Section 5(c)(vii).

“Disability” shall have the meaning set forth in Section 8(a).

“Earliest Payment Date” shall mean (i) if the amount paid is subject to Section 409A of the Code and does not qualify for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the fifty-second (52nd) day after Executive’s termination of employment and (ii) if the amount paid is not subject to Section 409A of the Code or qualifies for an exemption under Section 409A of the Code or regulations or other guidance promulgated thereunder, the earlier of the date in (i) above or the first date that Executive’s release of claims (as described in Section 8(h)) becomes irrevocable.

“Effective Date” shall have the meaning set forth in Section 3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall have the meaning set forth in Section 15(a).

“Executive” shall have the meaning set forth in the preamble above.

“Existing Employment Agreement” shall have the meaning set forth in the Recitals above.

“Fair Market Value” shall have the meaning set forth in Section 6.

“409A Payment Date” shall have the meaning set forth in Section 8(i).

“Good Reason” shall have the meaning set forth in Section 8(c).

“Holding” shall have the meaning set forth in the preamble above.

“Net After-Tax Receipt” shall have the meaning set forth in Section 15(b).

“Party” shall have the meaning set forth in the Recitals above.

“Parties” shall have the meaning set forth in the Recitals above.

“Payments” shall have the meaning set forth in Section 15(a).

“Restricted Area” shall have the meaning set forth in Section 10(a).

“Restricted Business” shall have the meaning set forth in Section 10(a).

“Restriction Period” shall have the meaning set forth in Section 10(b).

“Severance Period” shall have the meaning set forth in Section 8(c).

“Subsidiary” shall have the meaning set forth in Section 9(d).

“Target Bonus” shall have the meaning set forth in Section 5(b).

“Third Party” shall have the meaning set forth in Section 15(d).

“Term” shall have the meaning set forth in Section 3(a).

“Willful” shall have the meaning set forth in Section 8(b).

(b)

References to “Sections,” “Subsections,” and “Attachments” shall be to Sections, Subsections and Attachments, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 2(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears; words importing gender include the other gender; references to “writing” include email, printing, typing lithography and other means of reproducing words in a tangible or visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to Parties include their respective permitted successors and assigns; and all references to statutes and regulations shall include any amendments of same and any successor statutes and regulations.

Section 3.    Term.

The term of Executive’s employment under this Agreement (the “Term”) shall commence on September 27, 2018 (the “Effective Date”), and expire on December 16, 2021 unless terminated prior thereto in accordance herewith. This Agreement shall not be automatically renewable and, unless mutually extended by the Parties by an agreement in writing, shall terminate upon the expiration of the Term; provided, however, that simultaneously with the expiration of the Term and termination of this Agreement, Executive’s employment shall continue on an “at will” basis unless or until such “at will” employment is terminated by the Company or Executive by notice in writing.

Section 4.    Title, Position, Duties and Responsibilities.

(a)

Generally. Executive shall serve as President and Chief Executive Officer of the Company. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the President and Chief Executive Officer of corporations of similar size and businesses as the Company as they may exist from time to time and as are consistent with such positions and status. Executive shall devote all of his business time and attention (except for periods of vacation or absence due to illness and other activities permitted pursuant to Section 4(b)) and his best efforts, abilities, experience and talent to the position of President and Chief Executive Officer and for the Company’s businesses.

(b)

Other Activities. Subject to Section 10, nothing in this Agreement shall preclude Executive from (i) serving on the board of directors of other for-profit entities as set forth in this Section 4(b), (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. Executive shall be permitted, after prior consultation with and approval of the Board, to serve on the Boards of Directors of up to three (3) private, for-profit entities in addition to serving on the Company’s Board. Executive acknowledges and agrees that the board service contemplated by this Section 4(b) shall be in lieu of, and not in addition to, the board service permitted under the Company’s Corporate Governance Guidelines.

(c)	Place of Employment. Executive’s principal place of employment shall be the executive offices of the Company located in Nashville, Tennessee.

(d)

Rank of Executive Within Company. As President and Chief Executive Officer of the Company, Executive shall be the Company’s highest ranking executive and Executive shall report directly to the Board of Directors of the Company (the “Board”).

(e)

Board Membership. Until the expiration of the Term, the Company shall use its reasonable best efforts, to the extent not inconsistent with applicable laws, rules, and regulations and good governance standards, to nominate and cause the election of Executive to the Board. If Executive is not serving on the Board at any time during the Term, Executive shall be entitled to terminate this Agreement and be entitled to the remedies provided in Section 8(c) for a termination without Cause/for Good Reason. For so long as he is serving on the Board, Executive agrees to serve as a member of any committee of the Board to which he is elected. Executive agrees that upon the termination of his employment he shall also be deemed to resign from the Board and from the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates.

Section 5.    Base Salary; Bonus; Equity Awards.

(a)

Base Salary. Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than Nine Hundred Thousand Dollars ($900,000) (“Base Salary”). The Base Salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the “Committee”) of the Board no less than annually.

(b)

Bonus. Executive shall be eligible to participate in an annual incentive (cash bonus) plan with threshold, target and maximum award opportunities approved from year to year by the Committee. The amount of target annual incentive approved by the Committee for any given year is herein referred to as the “Target Bonus” and subject to approval by the Committee, shall not be less than twenty-five percent (25%) of the Executive’s Base Salary. Entitlement to and payment of an annual incentive bonus is subject to the approval of the Committee.

(c)	Equity Awards.

(i)    Subject to approval of the Committee, Executive will be granted, on January 2, 2019, (A) 36,819 time-based restricted stock units using the form of Restricted Stock Unit Award Agreement attached to this Agreement as Exhibit A, (B) time-based stock options to purchase 80,602 shares of the Company’s common stock using the form of Stock Option Award Agreement attached to this Agreement as Exhibit B, and (C) 73,638 performance-based restricted stock units using the form of Performance-Based Restricted Stock Unit Award Agreement attached to this Agreement as Exhibit C (collectively, the “2019 Equity Awards”).

(ii)    Unless his employment is terminated for Cause, Executive shall have until the earlier of (A) the expiration date of any option granted pursuant to this Agreement and (B) 90 days following termination of employment in which to exercise any of such options that were vested on the date of termination. If his employment is terminated for Cause, there shall be no post-termination exercise period and all vested and unvested options shall terminate immediately upon termination of employment.

(iii)    Unless vesting is accelerated pursuant to the terms of this Agreement, the unvested 2019 Equity Awards will be forfeited upon a termination of the Executive’s employment with the Company; provided that, for purposes of clarity, any option award that is vested as of the date of termination may continue to be exercised post-termination to the extent contemplated by Section 5(c)(ii); and provided further that, notwithstanding anything in this Agreement to the contrary, the third and final tranche of the time-based restricted stock units shall vest as set forth in Section 2 of the Restricted Stock Unit Award Agreement attached to this Agreement as Exhibit A, the third and final tranche of the time-based stock options shall vest as set forth in Section 1(b) of the Stock Option Award Agreement attached to this Agreement as Exhibit B, and the performance-based restricted stock units shall vest as set forth in Schedule I to the Performance-Based Restricted Stock Unit Award Agreement attached to this Agreement as Exhibit C, so long as Executive’s employment with the Company did not terminate prior to the end of the Term set forth in Section 3 of this Agreement.

(iv)    Upon a Change in Control, the 2019 Equity Awards shall vest as set forth in Section 8(e)(vi).

In no case shall Executive be awarded any options or stock appreciation rights with an exercise price less than 100% of Fair Market Value. For purposes of this Agreement, “Fair Market Value” shall be equal to the price of the Company’s stock on the date of grant of such award as determined pursuant to the related award and underlying equity plan.

Section 6.    Employee Incentive Compensation and Benefit Programs.

While Executive remains employed by the Company, Executive shall be entitled to participate, consistent with his rank and position (to the extent applicable), in addition to the incentive plans referenced in Section 5, in such other compensation (other than equity compensation), pension and welfare benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, deferral, health, medical, dental, long-term disability, travel accident and life insurance plans, subject to eligibility. The Company, in its sole discretion, expressly retains the right to modify or terminate any such compensation, pension and welfare benefit plans and programs referenced in this Section 6.

Section 7.    Reimbursement of Legal Fees and Business and Other Expenses.

(a)	Legal Fees. No later than December 31, 2018, the Company shall reimburse Executive for his reasonable legal costs incurred in connection with negotiating this Agreement up to a maximum of $15,000.

(b)

Business and Other Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such business expenses incurred in connection therewith, subject to timely presentation of IRS-acceptable itemized and documented accounts of such expenses in accordance with the Company’s business expense reimbursement policies. To the extent subject to Section 409A of the Code, all such reimbursements under this Section 7 will be made in any event no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The expenses reimbursed by the Company during any taxable year of Executive will not affect the expenses reimbursed by the Company in another taxable year. Further, this right to reimbursement is not subject to liquidation or exchange for another benefit.

Section 8.    Termination of Employment.

(a)

Termination Due to Death or Disability. In the event Executive’s employment with the Company is terminated due to his death or Disability (as defined below), Executive, his estate or his beneficiaries, as the case may be, shall be entitled to, and his or their sole remedies under this Agreement shall be:

(i)    Base Salary through the date of death or Disability, which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment as a result of death or Disability;

(ii)    the balance of any non-equity incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than the Earliest Payment Date;

(iii)    the immediate vesting of all unvested equity awards held by Executive as of the date of death or Disability; and

(iv)    all other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

For purposes of this Agreement, the term “Disability” has the same meaning as provided in the long-term disability plan or policy maintained (or, if applicable, most recently maintained) by the Company or, if applicable, a Subsidiary (as defined below) or affiliate of the Company for Executive, whether or not Executive actually receives disability benefits under the plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Executive, “Disability” means “Permanent and Total Disability” as defined in Section 22(e)(3) of the Code. In a dispute, the determination whether Executive has suffered a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which that Disability relates.

(b)	Termination by the Company for Cause.

(i)    “Cause” shall mean:

(A)    Executive’s willful and material breach of Sections 9, 10, or 11 of this Agreement;

(B)    Executive is convicted of, or enters a plea of nolo contendere to, a felony involving fraud, theft, embezzlement, dishonesty or moral turpitude;

(C)    Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, willful violation of the Company’s code of conduct, or willfully fails to follow reasonable and lawful directives of the Board which are consistent with this Agreement resulting, in either case, in material harm to the financial condition or reputation of the Company, provided that Executive will be given 30 calendar days’ written notice and opportunity to cure such breach, to the extent capable of being cured; or

(D)    Executive engages in an act or series of acts constituting misconduct resulting in a misstatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes Oxley Act of 2002.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by him intentionally and not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive.

(ii)    A termination for Cause shall not take effect until a determination by the Board that, in its judgment, grounds for termination of Executive for Cause exist, and Executive is provided a written statement of the grounds for his termination and the reasons supporting such stated grounds and Executive is provided the opportunity to rebut such grounds for termination in both a written and oral presentation to the Board.

(iii)    In the event the Company terminates Executive’s employment for Cause, he shall be entitled to:

(A)    Base Salary through the date of the termination of his employment for Cause, which shall be paid in a single lump sum at the time set out in Section 8(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(B)    any non-equity incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than the Earliest Payment Date; and

(C)    other or additional benefits then due or earned in accordance with applicable plans or programs of the Company.

(c)	Termination by the Company Without Cause or Termination by Executive With Good Reason Prior to a Change in Control. In the event Executive’s employment with the Company is terminated without Cause (meaning Executive’s employment is terminated by the Company for any reason other than Cause (as defined in Section 8(b)), other than due to death or Disability, which termination shall be effective as of the date specified by the Company in a written notice to Executive, or in the event Executive terminates his employment with Good Reason (as defined below), in either case prior to a Change in Control (as defined below), Executive shall be entitled to:

(i)    Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum at the time set out in Section 8(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(ii)    an amount equal to two (2) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) Two Hundred Twenty-Five Thousand Dollars ($225,000), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 24 months beginning with the calendar month that immediately follows the Earliest Payment Date (the “Severance Period”) unless otherwise required to be paid in accordance with Section 8(i);

(iii)    the balance of any non-equity incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than the Earliest Payment Date;

(iv)    should Executive elect continuance of group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Employee and his eligible dependents until the first to occur of (x) the Executive’s attainment of alternative employment if such employment includes health insurance benefits or (y) the expiration of the Severance Period (the “Coverage Period”). Should employee’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, the Executive and his eligible dependents with continued health insurance benefits substantially similar to those which the Executive and his eligible dependents received under COBRA until the end of the Coverage Period;

(v)    the vesting of the 2014 Equity Awards and the 2015 Equity Awards (as such terms are defined in the Existing Employment Agreement), in accordance with Section 9(c)(v) of the Existing Employment Agreement;

(vi)    the vesting of a number of the time-based stock options and time-based restricted stock units that comprise the 2019 Equity Awards equal to the number obtained by multiplying the total amount, on a per grant basis, of such options and restricted stock units originally granted by a fraction, the numerator of which is the total number of whole months between the date of grant of the 2019 Equity Awards and the date of termination and the denominator of which is 36, less the number of options and restricted stock units that have previously vested;

(vii)    the vesting of the performance-based restricted stock units that comprise the 2019 Equity Awards as follows: (1) 100% of the performance-based restricted stock units that are allocated to any previously completed performance periods for which performance has been certified as achieved by the Committee and (2) a number of the performance-based restricted stock units that are allocated to the then-current performance-period (the “Current Performance Period RSUs”) equal to the number obtained by multiplying the Current Performance Period RSUs by a fraction, the numerator of which is the total number of whole months Executive served in the then-current performance period and the denominator of which is 12, subject to the Committee’s certification of the satisfaction of the performance criteria for the then-current performance period (any performance-based restricted stock units that do not otherwise vest in accordance with this Section 5(c)(vii), including any performance-based restricted stock units that are allocated to future performance periods, shall be forfeited); and

(viii)    other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

A termination with “Good Reason” shall mean a termination of Executive’s employment at his initiative as provided in this Section 8(c) following the occurrence, without Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

(A)    a material reduction in Executive’s Base Salary and/or Target Bonus other than in connection with a proportionate reduction in the base salaries and/or potential bonuses of all similarly situated senior level executive employees;

(B)    a material diminution of Executive’s authority, responsibilities or duties, including without limitation his not being elected and re-elected to the Board during the Term, his no longer being the Chief Executive Officer of the Company, or in the event of a Change in Control, his no longer being the Chief Executive Officer of the combined enterprise post-transaction; provided that the appointment by the Company of an Executive Chairman shall not without more be deemed to be Good Reason for purposes of this Agreement; and/or

(C)    any action or inaction occurs which constitutes a material breach by the Company of its obligations under this Agreement, including a failure to grant Executive the 2019 Equity Awards substantially in the manner contemplated by this Agreement whether such failure is due to the Committee’s decision not to grant such awards or otherwise.

For purposes of this Agreement, Good Reason shall not be deemed to have occurred unless (i) Executive provides the Company with notice of one of the conditions described above within 90 days of the existence of the condition, (ii) the Company is provided at least 30 days to cure the condition and fails to cure same within such 30 day period, unless such conduct is not reasonably subject to correction, and (iii) Executive terminates employment within at least 150 days of the existence of the condition.

A “Change in Control” shall be deemed to have occurred if:

(A)    any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act or in Section 409A of the Code, other than the Company or a wholly-owned Subsidiary, or any employee benefit plan of the Company or any Subsidiary, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

(B)    as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election of directors, or any combination of the foregoing transactions, after the transaction(s) less than a majority of the combined voting power of the then outstanding securities of the Company, or any successor corporation or cooperative or entity, entitled to vote generally in the election of the directors of the Company, or other successor corporation or other entity, are held in the aggregate by the holders of the Company’s securities who immediately prior to the transaction(s) had been entitled to vote generally in the election of directors of the Company; or

(C)    during any period of 12 consecutive months, individuals who at the beginning of the period constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during the relevant 12 month period was approved by a vote of at least 2/3 of the directors of the Company then still in office who were directors of the Company at the beginning of that period.

(d)

Voluntary Termination. In the event of a termination of employment by Executive on his own initiative, other than a termination due to death or a termination with Good Reason, Executive shall have the same entitlements as provided in Section 8(b)(iii) above for a termination for Cause.

(e)

Termination by the Company Without Cause or Termination by Executive With Good Reason Following a Change in Control. If Executive’s employment with the Company is terminated by the Company without Cause (which termination shall be effective as of the date specified by the Company in a written notice to Executive), other than due to death or Disability, or in the event Executive terminates his employment with Good Reason (as defined above) or as a result of a relocation of Executive’s principal place of employment more than 50 miles from Nashville, Tennessee, in any such case within twenty-four (24) months following a Change in Control (as defined above), Executive shall be entitled to:

(i)    Base Salary through the date of termination of Executive’s employment, which shall be paid in a single lump sum at the time set out in Section 8(i) and (k) if such provisions are applicable with respect to such payment, or, if such provisions are not applicable, not later than 15 days following Executive’s termination of employment;

(ii)    an amount equal to three (3) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) Two Hundred Twenty-Five Thousand Dollars ($225,000), which amount shall be payable in lump sum on the Earliest Payment Date, unless otherwise required to be paid in accordance with Section 8(i); provided, however, if the payments required to be made pursuant to this Section 8(e)(ii) are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) and the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, then the payments under this Section 8(e)(ii) shall be made at the same time and in the same manner as required under Section 8(c)(ii);

(iii)    the balance of any non-equity incentive awards earned as of December 31 of the prior year (but not yet paid) and not subject to Section 409A of the Code, which shall be paid in a single lump sum not later than the Earliest Payment Date;

(iv)    should Executive elect continuance of group health insurance coverage under COBRA and/or similar state or federal law or regulation, the Company will pay the full cost of such continued health insurance coverage for Employee and his eligible dependents until the end of the Coverage Period. Should employee’s entitlement to health insurance continuation coverage under COBRA expire prior to the end of the Coverage Period, the Company will arrange to provide, at the Company’s expense, the Executive and his eligible dependents with continued health insurance benefits substantially similar to those which the Executive and his eligible dependents received under COBRA until the end of the Coverage Period;

(v)    the vesting of the 2014 Equity Awards and the 2015 Equity Awards (as such terms are defined in the Existing Employment Agreement), in accordance with Section 9(c)(v) of the Existing Employment Agreement;

(vi)    the vesting of the 2019 Equity Awards as follows:

(A)    the restrictions applicable to all time-based restricted stock units that have not already vested shall lapse, and those shares shall be deemed fully vested;

(B)    all time-based stock options that have not previously vested shall become fully vested and exercisable; and

(C)    the performance-based restricted stock units shall vest:

(1)	pro rata, based on the Executive’s time of service from the date of grant (in full years), at target or actual performance, as applicable, as illustrated as follows:

•

If a Change in Control occurs on or before the first anniversary of the date of grant, then one-third (1/3) of the performance-based restricted stock units will vest at the target level of performance;

•

If a Change in Control occurs after the first anniversary of the date of grant but on or before the second anniversary of the date of grant, then one-third (1/3) of the performance-based restricted stock units will vest at the actual level of performance achieved for the first year and one-third (1/3) of the performance-based restricted stock units will vest at the target level of performance for the second year;

•

If a Change in Control occurs after the second anniversary of the date of grant but before the third anniversary of the date of grant, then one-third (1/3) of the performance-based restricted stock units will vest at the actual level of performance achieved for the first year, one-third (1/3) of the performance-based restricted stock units will vest at the actual level of performance achieved for the second year, and one-third (1/3) of the performance-based restricted stock units will vest at the target level of performance for the third year; or

(2)

in the event that the purchase price for the Company’s common stock in the Change in Control transaction is equal to or greater than the closing price of the Company’s common stock on the Effective Date, then all performance-based restricted stock units shall be deemed fully vested, payable at the actual level of performance for performance periods already completed and payable at the target level of performance for all other performance periods; and

(vii)    other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

(f)

No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain.

(g)	Nature of Payments. Any amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(h)

No Further Liability; Release. In the event of Executive’s termination of employment, payment made and performance by the Company in accordance with this Section 8 shall, subject to Section 22 hereof, operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s rights under this Agreement. Other than payment and performance under this Section 8, and other than the rights of Executive that survive the termination of this Agreement, as provided in Section 22 hereof, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement in the event of Executive’s termination of employment. The Company conditions the payment of any severance or other amounts pursuant to this Section 8 upon (A) the delivery by Executive to the Company of a release in a form satisfactory to the Company, within such time following his termination of employment as will permit the release to become irrevocable on or before the Earliest Payment Date and (B) such release actually becoming irrevocable by the Earliest Payment Date.

(i)

Section 409A Specified Employee. If Executive is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Section 8 which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination (determined under Section 8(k)). Should this Section 8(i) result in a delay of payments to Executive, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in this Section 8, provided that any amounts that would have been payable earlier but for application of this Section 8(i) shall be paid in lump-sum on the 409A Payment Date.

(j)

Termination Without Cause Within 90 Days Prior to a Change in Control. Anything in this Agreement to the contrary notwithstanding, if Executive’s employment with the Company is terminated without Cause within 90 days prior to the date on which the Change in Control occurs, such termination shall be deemed to have occurred after a Change in Control for purposes of this Agreement; provided, however, that the benefits payable under Section 8(e)(ii) in this context shall also be made at the same time and in the same manner as required under Section 8(c)(ii).

(k)

Separation from Service. Anything in this Agreement to the contrary notwithstanding, no payment shall be made under this Section 8 unless the termination of employment that gives rise to the payment also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder, and solely for purposes of making the payments called for under this Section 8, the first date as of which Executive has a separation from service shall be treated as the date his employment terminates.

Section 9.    Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials.

(a)

During the Term and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information (as defined below), except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b)

During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)

“Confidential Information” shall mean all information regarding the Company, its activities, business or customers that is the subject of reasonable efforts by the Company to maintain its confidentiality, including (i) information concerning the business of the Company or any Subsidiary including information relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies, and (ii) information regarding the organization structure and the names, titles, status, compensation, benefits and other proprietary employment-related aspects of the employees of the Company and the Company’s employment practices. Excluded from the definition of Confidential Information is information (A) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (B) regarding the Company’s business or industry properly acquired by Executive in the course of his career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

(d)	“Subsidiary” shall mean any corporation controlled directly or indirectly by the Company.

(e)

Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action, suit, or proceeding in which Executive makes claims against the Company or in which the Company makes claims against him, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with his then current professional activities; and provided, further, that nothing contained in this Section 9(e) is intended to prevent Executive from exercising his constitutional right to avoid self-incrimination. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses (including legal fees and expenses) actually incurred in connection with his provision of testimony or assistance.

(f)

Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Section 9(f) shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or otherwise pursuing, in good faith, enforcement of their respective rights under this Agreement.

(g)

Executive recognizes that all Confidential Information and copies or reproductions thereof, relating to the Company’s operations and activities made or received by Executive in the course of his Employment are the exclusive property of the Company. Upon any termination of employment, Executive agrees to deliver any Company property and any documents, notes, drawings, specifications, computer software, data and other materials of any nature pertaining to any Confidential Information that are held by Executive and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression, provided that the foregoing shall not prohibit Executive from retaining his personal phone directories and rolodexes.

Section 10.     Non-competition/Prior Employment Covenants.

(a)

During Executive’s employment by the Company, Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, carrying on or engaging in, or assisting another to carry on or engage in, any other business, work or activity similar to the business, work or activity of the Company or its affiliates. During the Restriction Period (as defined below), Executive shall refrain from, without the written consent of the Company, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than three percent shareholder of a publicly traded company) or owner of or in any capacity with any corporation, partnership, business, company or other entity, (i) carrying on or engaging in, or assisting another to carry on or engage in, any business, work or activity similar to the business, work or activity of the Company in the fields of home health care, hospice or personal care (the “Restricted Business”) or its affiliates in the geographical areas listed on Attachment 1 (the “Restricted Areas”) in which the Company or its affiliates are then engaged in business, and (ii) soliciting customers of the Company or its affiliates in the Restricted Area. The Parties acknowledge that home health care, hospice and personal care are similar “businesses” for the purposes of this Section 10 and that the work and activity of the Company includes filing applications with Federal and state regulatory authorities in connection with establishing “start-up” home health care and hospice agencies and personal care centers. The Parties further acknowledge that the Company is expanding and in order to prevent ongoing, repetitious amendments to this Agreement solely for the purpose of updating the Restricted Areas, the Parties agree that the Restricted Areas, inclusive of Attachment 1, shall be self-amending to include all parishes, counties and States in which the Company conducts business or actively solicits business at any time during Executive’s employment with the Company and in no event shall such Restricted Areas be less than that contained in Attachment 1. The Parties intend and agree that Executive’s continued employment thereafter shall serve as the Parties’ constructive acceptance of an amendment to enlarge the Restricted Areas. The Parties agree and acknowledge that the foregoing shall not restrict Executive from, directly or indirectly, whether individually or as an employee, consultant, principal, agent, officer, director, partner, shareholder or owner of or in any capacity with any corporation, partnership, business, company or other entity who engages in a Restricted Business as long as (i) the Restricted Business is not the predominant business of such corporation, partnership, business, company or other entity, and (ii) a substantial portion of Executive’s duties do not include anything associated with the Restricted Business.

(b)	For the purposes of this Section 10, “Restriction Period” shall mean the period beginning with the Effective Date and ending with:

(i)    in the case of a termination of Executive’s employment by the Company without Cause or a termination by Executive with Good Reason, pursuant to Section 8(c) (whether during or after the Term), the Restriction Period shall terminate 24 months from the date of such termination;

(ii)    in the case of a termination of Executive’s employment for Cause pursuant to Section 8(b) or in the case of a voluntary termination of Executive’s employment pursuant to Section 8(d) above (whether during or after the Term), 24 months from the date of such termination;

(iii)    in the case of a termination due to Disability pursuant to Section 8(a), 24 months from the date of the termination due to Disability;

(iv)    in the case of any termination of Executive’s employment pursuant to Section 8(e) above, 24 months from the date of such termination.

(v)    in the case of any termination of Executive’s employment upon or following the expiration of the Term, 12 months from the date of such termination; provided, however, that, during such 12 month period, the Company continues to pay to Executive his Base Salary, at the annualized rate in effect on the date of termination, for the twelve months beginning with the calendar month that immediately follows his date of termination. If the company elects not to continue to pay Executive’s Base Salary for any portion of the 12 months then the Restriction Period shall terminate immediately.

(c)

Executive represents and warrants to the Company that performance of Executive’s duties pursuant to this Agreement will not violate any agreements with or trade secrets of any other person or entity or previous employers, including without limitation agreements containing provisions against solicitation or competition.

Section 11.     Non-solicitation of Employees and Customers.

During the period beginning with the Effective Date and ending 24 months following the termination of Executive’s employment for any reason, Executive shall not induce: (i) employees of the Company or any Subsidiary to terminate their employment (provided, however, that the foregoing shall not be construed to prevent Executive from engaging in general non-targeted advertising for employees generally), or (ii) customers of the Company or any Subsidiary to terminate their relationship with the Company, within the Restricted Areas.

Section 12.    [Intentionally Omitted.]

Section 13.    Remedies.

In addition to whatever other rights and remedies the Company may have at equity or in law (including without limitation, the right to seek monetary damages), if Executive breaches any of the provisions contained in Sections 9, 10, or 11 the Company (a) shall, notwithstanding Section 14, have the right to immediately terminate all payments and benefits due under this Agreement and (b) shall, notwithstanding Section 14 of this Agreement, have the right to seek injunctive or other equitable relief, including but not limited to, the right to seek a temporary restraining order, preliminary injunction or permanent injunction, without the requirement to prove actual damages or to post any bond or other security. Executive hereby waves the requirement of posting bond or other security and acknowledges that such a breach of Sections 9, 10, or 11 would cause irreparable injury and that money damages alone would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 9, 10, or 11 has occurred.

Section 14.    Resolution of Disputes.

In the event that a Party to this Agreement has any claim, right or cause of action against another Party to this Agreement, which the Parties are unable to settle by agreement between themselves, such claim, right or cause of action, to the extent that the relief sought by such Party is for monetary damages or awards, will be determined by arbitration in accordance with the provisions of this Section 14. Except as provided in this Section 14, the arbitration will be conducted in accordance with the rules of the American Arbitration Association (the “AAA”). The arbitration and all arbitration proceedings shall be kept confidential.

(a)

The Party claiming a cause of action or breach of this Agreement shall first provide the other Party with written notice of the breach. If the breach is not remedied within 15 days of said notice, the Party claiming the breach may request arbitration by serving upon the other a demand therefor, in writing, specifying the matter to be submitted to arbitration, and nominating a competent disinterested person to act as an arbitrator. Within 15 days after receipt of such written demand and nomination, the other Party will, in writing, nominate a competent disinterested person, and the two arbitrators so designated will, within 15 days thereafter, select a third arbitrator. The three arbitrators will give immediate written notice of such selection to the Parties and will fix in said notice a time and place of the meeting of the arbitrators which will be in Baton Rouge, Louisiana, where all proceedings will be conducted, and will be held as soon as conveniently possible (but in no event later than 45 days after the appointment of the third arbitrator), at which time and place the Parties to the controversy will appear and be heard with respect to the right, claim or cause of action. In case the notified Party or Parties will fail to make a selection upon notice within the time period specified, the Party asserting such claim will appoint an arbitrator on behalf of the notified Party. In the event that the first two arbitrators selected will fail to agree upon a third arbitrator within 15 days after their selection, then such arbitrator may, upon application made by either of the Parties to the controversy, be appointed by the AAA.

(b)

Each Party will present such testimony, examinations and investigations in accordance with such procedures and regulations as may be determined by the arbitrators and will also recommend to the arbitrators a monetary award to be adopted by the arbitrators as the complete disposition of such claim, right or cause of action. After hearing the Parties in regard to the matter in dispute, the arbitrators will make their determination with respect to such claim, right or cause of action, within 30 days of the completion of the examination, by majority decision signed in writing (together with a brief written statement of the reasons for adopting such recommendation), and will deliver such written determination to each of the Parties. The decision of said arbitrators, absent fraud, duress or manifest error, will be final and binding upon the Parties to such controversy and may be enforced in any court of competent jurisdiction. The arbitrators may consult with and engage disinterested third parties to advise the arbitrators. The arbitrators shall not award any punitive damages. If any of the arbitrators selected hereunder should die, resign or be unable to perform his or her duties hereunder, the remaining arbitrators or the AAA shall select a replacement arbitrator. The procedure set forth in this Section for selecting the arbitrators shall be followed from time to time as necessary. As to any claim, controversy, dispute or disagreement that under the terms hereof is made subject to arbitration, no lawsuit based on such matters shall be instituted by any of the Parties, other than to compel arbitration proceedings or enforce the award of a majority of the arbitrators. All privileges under Louisiana and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal court proceeding applying Louisiana law.

(c)

The Company shall be responsible for advancing the cost of the arbitrators as well as the other costs of the arbitration. Each Party will pay the fees and expenses of its own counsel, except that with respect to those claims for which Executive is ultimately the prevailing party, the Company shall reimburse all of Executive’s reasonable out-of-pocket legal fees and expenses incurred in connection with asserting or defending against claims as to which Executive prevails within thirty (30) days of receipt of a written demand accompanied by reasonable documentation in support thereof. Notwithstanding the foregoing, such reimbursements will be made in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred; the expenses reimbursed by the Company during any taxable year of Executive will not affect the expenses reimbursed by the Company in another taxable year; and this right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)

Notwithstanding any other provisions of this Section 14, in the event that a Party against whom any claim, right or cause of action is asserted commences, or has commenced against it, bankruptcy, insolvency or similar proceedings, the Party or Parties asserting such claim, right or cause of action will have no obligations under this Section 14 and may assert such claim, right or cause of action in the manner and forum it deems appropriate, subject to applicable laws. No determination or decision by the arbitrators pursuant to this Section 14 will limit or restrict the ability of any Party hereto to obtain or seek in any appropriate forum, any relief or remedy that is not a monetary award or money damages.

(e)

Notwithstanding any other provisions of this Section 14, if the Company is seeking injunctive or other equitable relief from a dispute arising under or in connection with Sections 9, 10, or 11, the arbitration requirements of this Section 14 shall not apply.

(f)

Any court proceedings relating to this Agreement shall be filed exclusively in the federal and state courts domiciled in Louisiana, and the Parties hereto consent to the venue and jurisdiction of such courts.

Section 15.     Potential Reduction in Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, if any payment, distribution, or other benefit provided by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this Section 15 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision thereto (the “Excise Tax”), then the Payments shall be either:

(i)    delivered in full pursuant to the terms of this Agreement, or

(ii)    delivered to such lesser extent as would result in no portion of the payments being subject to the Excise Tax as determined in accordance with Section 15(b).

(b)

The determination of whether Section 15(a)(i) or Section 15(a)(ii) shall be given effect shall be made by the Company on the basis of which of such clauses results in the receipt by the Executive of the greater Net After-Tax Receipt (as defined below) of the aggregate Payments; provided, however, that if the Net After-Tax Receipt of the aggregate Payments under Section 15(a)(i) does not exceed the Net After-Tax Receipt of the aggregate Payments under Section 15(a)(ii) by Twenty-Five Thousand Dollars ($25,000) or greater, Section 15(a)(ii) automatically shall be given effect. The term “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Section 280G of the Code) of the payments net of all applicable federal, state and local income, employment, and other applicable taxes and the Excise Tax.

(c)

If Section 15(a)(ii) is given effect, the reduction shall be accomplished first by reducing cash Payments under Section 8(e)(ii) of this Agreement and then by forfeiting any equity-based awards that vest and become payable under Section 8(e)(iv) of this Agreement, starting with the most recent equity-based awards that vest pursuant to such section, to the extent necessary to accomplish such reduction.

(d)

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 15 shall be made by the Company’s independent accountants or compensation consultants (the “Third Party”), after due consideration of Executive’s comments with respect to the interpretation and application thereof, and all such determinations shall be conclusive, final and binding on the parties hereto. The Company and Executive shall furnish to the Third Party such information and documents as the Third Party may reasonably request in order to make a determination under this Section 15. The Company shall bear all fees and costs of the Third Party with respect to all determinations under or contemplated by this Section 15.

Section 16.     Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive’s participation in any other employee benefit or other plans or programs in which he currently participates.

Section 17.    Assignability: Binding Nature; Solidary Obligations.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with a Change in Control of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a Change in Control, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 23 below. Company and Holding are each solidarily liable with the other of them for such other’s obligations under this Agreement.

Section 18.    Representation.

Each of the Company and Holding represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive hereby represents to the Company that he is physically and mentally capable of performing his duties hereunder and he has no knowledge of any present or past physical or mental conditions which would cause him not to be able to perform his duties hereunder.

Section 19.     Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and, as of the Effective Date, supersedes any other agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, including, without limitation any prior change in control agreement between the Parties.

Section 20.     Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

Section 21.    Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. Specifically, but without limitation, the parties agree that if any court of competent jurisdiction or any arbitral panel finds that any one or more of the words, phrases, sentences, clauses, sections, subdivisions, or subparagraphs contained in Sections 9, 10, or 11 is overly broad or unenforceable, then the Agreement should be reduced or amended to be enforceable to the maximum extent allowable under applicable law.

Section 22.    Survival.

Upon the termination of this Agreement, the respective rights and obligations of the Parties under this Agreement shall terminate, except that (a) the provisions of Sections 1 and 2, Sections 8(f), (g), (h), (i) and (k), and Sections 9 through 28 of this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms, and (b) the termination of this Agreement shall not affect any rights or obligations of the Parties accrued under the express terms of this Agreement prior to or in connection with such termination and, with respect to such surviving provisions and those that survive under Section 3, thereafter.

Section 23.    Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Section 24.    Governing Law/Exclusive Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Louisiana without reference to principles of conflict of laws. Subject to Section 14 and in accordance with Section 13, the Company and Executive hereby consent and irrevocably submit to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for the Middle District of Louisiana or (ii) the Nineteenth Judicial District Court for the Parish of East Baton Rouge, State of Louisiana. The Parties agree that to the extent permitted, any lawsuit involving a dispute under this Agreement shall be filed and may proceed only in these referenced courts. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any jurisdictional, venue or inconvenient forum objection which it or he may now or hereafter have to these referenced courts. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied.

Section 25.    Notices.

Any notices given under this Agreement shall be in writing, and delivered or mailed, and if mailed, postage prepaid, certified, return receipt requested and addressed to the Company, to Holding and to Executive at the addresses set forth below, or such other addresses as the Parties may from time to time hereafter designate in writing, such notices to be effective upon receipt by the Party to whom such notice is addressed:

If to the Company:	AMEDISYS, INC.
209 10th Avenue South, Suite 512
Nashville, Tennessee 37203
Attention: Chairman of the Board

with a copy to: General Counsel, at the same address

If to Holding:	AMEDISYS HOLDING, L.L.C.
209 10th Avenue South, Suite 512
Nashville, Tennessee 37203
Attention: Chairman of the Board

with a copy to: General Counsel, at the same address

If to Executive:	Paul B. Kusserow
At the most recent address for the Executive on file with the Company with a copy to:
Christopher C. Whitson
Sherrard Roe Voigt & Harbison, PLC
150 3rd Avenue South, Suite 1100
Nashville, TN 37201

Section 26.    Captions.

The captions contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Section 27.    Counterparts.

This Agreement may be executed in two or more counterparts.

Section 28.    Section 409A Compliance.

This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in accordance with such intention and in the least restrictive manner necessary to comply with such requirements (to the extent applicable) and without resulting in any diminution in the value of payments or benefits to Executive or Executive incurring any tax under Section 409A of the Code. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

AMEDISYS, INC.

By:	/s/ Julie D. Klapstein
Name:	Julie D. Klapstein
Title:	Chair of the Compensation Committee

AMEDISYS HOLDING, L.L.C.

By:	/s/ David L. Kemmerly
Name:	David L. Kemmerly
Title:	General Counsel

EXECUTIVE

/s/ Paul B. Kusserow Paul B. Kusserow

ATTACHMENT 1

Restricted Areas

The following counties, parishes, cities and/or municipalities:

Alabama

Autauga	Conecuh	Houston	Morgan

Baldwin	Coosa	Jackson	Perry

Barbour	Covington	Jefferson	Pickens

Bibb	Crenshaw	Lamar	Pike

Blount	Cullman	Lauderdale	Randolph

Bullock	Dale	Lawrence	Russell

Butler	Dallas	Lee	Shelby

Calhoun	DeKalb	Limestone	St. Clair

Chambers	Elmore	Lowndes	Sumter

Cherokee	Escambia	Macon	Talladega

Chilton	Etowah	Madison	Tallapoosa

Choctaw	Fayette	Marengo	Tuscaloosa

Clarke	Franklin	Marion	Walker

Clay	Geneva	Marshall	Washington

Cleburne	Greene	Mobile	Wilcox

Coffee	Hale	Monroe	Winston

Colbert	Henry	Montgomery

Arizona

Maricopa	Pima	Pinal	Santa Cruz

Yuma

Arkansas

Arkansas	Greene	Madison	Searcy

Baxter	Howard	Marion	Sebastian

Benton	Independence	Monroe	Sevier

Cleburne	Izard	Perry	Sharp

Conway	Jackson	Pike	St. Francis

Craighead	Johnson	Poinsett	Stone

Crawford	Lawrence	Polk	Van Buren

Cross	Lee	Prairie	Washington

Faulkner	Little River	Pulaski	White

Franklin	Logan	Randolph	Woodruff

Fulton	Lonoke	Scott	Yell

California

Alameda	Marin	San Francisco	Santa Clara

Contra Costa	San Benito	San Mateo	Santa Cruz

Connecticut

Fairfield	Litchfield	New Haven	Tolland

Hartford	Middlesex	New London	Windham

Washington D.C.

City of Washington

Delaware

Kent	New Castle	Sussex

Florida

Alachua	Franklin	Lake	Putnam

Baker	Gadsden	Lee	Santa Rosa

Bay	Gilchrist	Leon	Sarasota

Bradford	Glades	Levy	Seminole

Brevard	Gulf	Liberty	St. Johns

Calhoun	Hamilton	Madison	St. Lucie

Charlotte	Hardee	Manatee	Sumter

Citrus	Hendry	Marion	Suwannee

Clay	Hernando	Martin	Taylor

Collier	Highlands	Nassau	Union

Columbia	Hillsborough	Okaloosa	Volusia

Desoto	Holmes	Okeechobee	Wakulla

Dixie	Indian River	Orange	Walton

Duval	Jackson	Osceola	Washington

Escambia	Jefferson	Palm Beach

Flagler	Lafayette	Polk

Georgia

Appling	Crawford	Jasper	Rabun

Atkinson	Crisp	Jeff Davis	Randolph

Bacon	Dade	Jones	Richmond

Baldwin	Dawson	Lamar	Rockdale

Banks	DeKalb	Laurens	Schley

Barrow	Dooly	Lee	Spalding

Bartow	Douglas	Liberty	Stephens

Ben Hill	Effingham	Long	Stewart

Berrien	Elbert	Lowndes	Sumter

Bibb	Emanuel	Lumpkin	Talbot

Brantley	Evans	Macon	Tattnall

Bryan	Fannin	Madison	Taylor

Butts	Fayette	Marion	Tift

Candler	Floyd	Meriwether	Toombs

Carroll	Forsyth	Monroe	Towns

Catoosa	Franklin	Montgomery	Treutlen

Charlton	Fulton	Morgan	Troup

Chatham	Gilmer	Murray	Turner

Chattahoochee	Gordon	Muscogee	Union

Chattooga	Greene	Newton	Upson

Cherokee	Gwinnett	Oconee	Walker

Clarke	Habersham	Oglethorpe	Walton

Clay	Hall	Paulding	Ware

Clayton	Haralson	Peach	Wheeler

Clinch	Harris	Pickens	White

Cobb	Hart	Pierce	Whitfield

Coffee	Heard	Pike	Wilcox

Colquitt	Henry	Polk	Wilkinson

Columbia	Houston	Pulaski	Worth

Cook	Irwin	Putnam

Coweta	Jackson	Quitman

Illinois

Bond	Ford	Lake	Randolph

Boone	Grundy	LaSalle	St. Clair

Clinton	Iroquis	Livingston	Washington

Cook	Kane	Madison	Will

DeKalb	Kankakee	McHenry	Winnebago

DuPage	Kendall	Monroe

Indiana

Adams	Harrison	Lawrence	Ripley

Allen	Hendricks	Marion	Scott

Blackford	Howard	Marshall	Shelby

Brown	Huntington	Martin	St. Joseph

Clark	Jackson	Monroe	Starke

Clay	Jasper	Morgan	Steuben

Crawford	Jay	Newton	Sullivan

Daviess	Jefferson	Noble	Vermillion

Dekalb	Jennings	Orange	Vigo

Elkhart	Johnson	Owen	Wabash

Floyd	Kosciusko	Parke	Washington

Fulton	LaGrange	Porter	Wells

Grant	Lake	Pulaski	Whitley

Greene	LaPorte	Putnam

Kansas

Barber	Elk	Kingman	Reno

Butler	Greenwood	Marion	Sedwick

Chase	Harper	McPherson	Stafford

Cowley	Harvey	Pratt	Sumner

Kentucky

Adair	Clinton	Jefferson	Owen

Allen	Cumberland	Jessamine	Pendleton

Anderson	Daviess	Kenton	Powell

Barren	Estill	Laurel	Pulaski

Bath	Fayette	Lincoln	Scott

Bell	Franklin	Logan	Shelby

Boone	Garrard	Madison	Simpson

Bourbon	Grayson	McLean	Spencer

Boyd	Green	Meade	Taylor

Boyle	Greenup	Menifee	Trimble

Breckinridge	Hardin	Mercer	Warren

Bullitt	Harrison	Monroe	Webster

Campbell	Hart	Montgomery	Woodford

Casey	Henderson	Nicholas

Christian	Henry	Ohio

Clark	Hopkins	Oldham

Louisiana

Acadia	East Baton Rouge	Madison	St. Martin

Allen	East Carroll	Morehouse	St. Mary

Ascension	East Feliciana	Natchitoches	St. Tammany

Assumption	Evangeline	Orleans	Tangipahoa

Avoyelles	Franklin	Ouachita	Tensas

Beauregard	Grant	Plaquemines	Terrebonne

Bienville	Iberia	Pointe Coupee	Union

Bossier	Iberville	Rapides	Vermillion

Caddo	Jackson	Red River	Vernon

Calcasieu	Jefferson	Richland	Washington

Caldwell	Jefferson Davis	St. Bernard	Webster

Cameron	Lafayette	St. Charles	West Baton Rouge

Catahoula	Lafourche	St. Helena	West Carroll

Claiborne	LaSalle	St. James	West Feliciana

Concordia	Lincoln	St. John the Baptist	Winn

DeSoto	Livingston	St. Landry

Maine

Androscoggin	Hancock	Oxford	Somerset

Aroostook	Kennebec	Penoboscot	Waldo

Cumberland	Knox	Piscataquis	Washington

Franklin	Lincoln	Sagadahoc	York

Maryland

Anne Arundel	Cecil	Montgomery	Wicomico

Baltimore	Dorchester	Prince George’s	Worcester

Baltimore City	Harford	Somerset

Carroll	Howard	Talbot

Massachusetts

Barnstable	Essex	Hampshire	Plymouth

Berkshire	Franklin	Middlesex	Suffolk

Bristol	Hampden	Norfolk	Worcester

Mississippi

Claiborne	Issaquena	Lawrence	Scott

Clarke	Jackson	Leake	Sharkey

Copiah	Jasper	Madison	Simpson

Covington	Jefferson	Marion	Smith

Forrest	Jefferson Davis	Neshoba	Stone

George	Jones	Newton	Walthall

Hancock	Kemper	Pearl River	Warren

Harrison	Lamar	Perry	Wayne

Hinds	Lauderdale	Rankin	Yazoo

Missouri

Barry	Douglas	Madison	St. Charles

Barton	Dunklin	McDonald	St. Clair

Bates	Franklin	Mississippi	St. Francois

Bollinger	Greene	New Madrid	St. Genevieve

Butler	Henry	Newton	St. Louis

Camden	Hickory	Ozark	St. Louis City

Cape Girardeau	Iron	Pemiscot	Stoddard

Carter	Jackson	Perry	Stone

Cass	Jasper	Pike	Taney

Cedar	Jefferson	Platte	Vernon

Christian	Johnson	Polk	Warren

Clay	Laclede	Ray	Washington

Crawford	Lafayette	Reynolds	Wayne

Dade	Lawrence	Ripley	Webster

Dallas	Lincoln	Scott	Wright

New Hampshire

Belknap	Coos	Merrimack	Sullivan

Carroll	Grafton	Rockingham

Cheshire	Hillsborough	Strafford

New Jersey

Bergen	Hudson	Passaic

Essex	Morris	Union

New York

Chautauqua	Kings	Niagara	Suffolk

Erie	Nassau	Queens

North Carolina

Alamance	Forsyth	Martin	Rowan

Beaufort	Franklin	Mecklenburg	Rutherford

Bertie	Gaston	Montgomery	Sampson

Bladen	Gates	Moore	Scotland

Brunswick	Granville	Nash	Stokes

Cabarrus	Greene	New Hanover	Surry

Caswell	Guilford	Onslow	Tyrell

Catawba	Halifax	Orange	Vance

Chatham	Harnett	Pasquotank	Wake

Chowan	Hertord	Pender	Warren

Cleveland	Hoke	Perquimans	Washington

Columbus	Hyde	Person	Wayne

Cumberland	Iredell	Pitt	Wilson

Davidson	Johnston	Randolph	Yadkin

Davie	Lee	Richmond

Duplin	Lenoir	Robeson

Durham	Lincoln	Rockingham

Ohio

Athens	Harrison	Monroe	Washington

Belmont	Jefferson	Morgan

Guernsey	Meigs	Noble

Oklahoma

Adair	Grady	Muskogee	Pottawatomie

Alfalfa	Grant	Noble	Rogers

Blaine	Hughes	Nowata	Seminole

Caddo	Kay	Okfuskee	Sequoyah

Canadian	Kingfisher	Oklahoma	Tulsa

Cherokee	LeFlore	Okmulgee	Wagoner

Cleveland	Lincoln	Osage	Washington

Craig	Logan	Ottawa	Woods

Creek	Major	Pawnee

Delaware	Mayes	Payne

Garfield	McClain	Pontotoc

Oregon

Benton	Douglas	Multnomah	Yamhill

Clackamas	Linn	Polk

Columbia	Marion	Washington

Pennsylvania

Adams	Chester	Indiana	Somerset

Allegheny	Clarion	Lancaster	Venango

Armstrong	Cumberland	Lawrence	Washington

Beaver	Dauphin	Lebanon	Westmoreland

Berks	Fayette	Mercer	York

Butler	Greene	Perry

Rhode Island

Bristol	Newport	Providence	Washington

Kent

South Carolina

Abbeville	Chesterfield	Georgetown	Marlboro

Aiken	Cherokee	Greenville	McCormick

Allendale	Chester	Greenwood	Newberry

Anderson	Chesterfield	Hampton	Oconee

Bamberg	Clarendon	Horry	Orangeburg

Barnwell	Colleton	Jasper	Pickens

Beaufort	Darlington	Kershaw	Richland

Berkeley	Dillon	Lancaster	Saluda

Calhoun	Dorchester	Laurens	Spartanburg

Charleston	Edgefield	Lee	Sumter

Cherokee	Fairfield	Lexington	Union

Chester	Florence	Marion	Williamsburg

York

Tennessee

Anderson	Fayette	Knox	Rhea

Bedford	Fentress	Lauderdale	Roane

Benton	Franklin	Lawrence	Robertson

Bledsoe	Gibson	Lewis	Rutherford

Blount	Giles	Lincoln	Scott

Bradley	Grainger	Loudon	Sequatchie

Campbell	Greene	Macon	Sevier

Cannon	Grundy	Madison	Shelby

Carroll	Hamblen	Marion	Smith

Carter	Hamilton	Marshall	Stewart

Cheatham	Hancock	Maury	Sullivan

Chester	Hardeman	McMinn	Sumner

Claiborne	Hardin	McNairy	Tipton

Clay	Hawkins	Meigs	Trousdale

Cocke	Haywood	Monroe	Unicoi

Coffee	Henderson	Montgomery	Union

Crockett	Henry	Moore	Van Buren

Cumberland	Hickman	Morgan	Warren

Davidson	Houston	Obion	Washington

Decatur	Humphreys	Overton	Weakley

DeKalb	Jackson	Pickett	White

Dickson	Jefferson	Polk	Williamson

Dyer	Johnson	Putnam	Wilson

Texas

Atascosa	Burnet	Guadalupe	Medina

Bandera	Caldwell	Hays	Travis

Bastrop	Comal	Karnes	Williamson

Bell	Frio	Kendall	Wilson

Bexar	Gillespie	Kerr

Blanco	Gonzales	Lee

Virginia

Albermarle	Essex	Louisa	Radford

Alleghany	Fauquier	Lunenburg	Richmond

Amelia	Floyd	Lynchburg City	Richmond City

Amherst	Fluvanna	Madison	Roanoke

Appomattox	Franklin	Martinsville City	Roanoke City

Augusta	Franklin City	Mathews	Rockbridge

Bedford	Fredericksburg City	Mecklenburg	Rockingham

Botetourt	Giles	Middlesex	Russell

Bristol	Gloucester	Montgomery	Salem

Brunswick	Goochland	Nelson	Scott

Buchanan	Greene	New Kent	Shenandoah

Buckingham	Greensville	Newport News City	Smyth

Buena Vista City	Halifax	Norfolk City	Southampton

Campbell	Hampton City	Northampton	Spotsylania

Caroline	Hanover	Northumberland	Stafford

Charles City	Harrisonburg	Nottoway	Staunton City

Charlotte	Henrico	Orange	Suffolk City

Charlottesville City	Henry	Page	Surry

Chesapeake City	Highland	Patrick	Sussex

Chesterfield	Hopewell City	Petersburg City	Tazewell

Colonial Heights City	Isle of Wight	Pittsylvania	Virginia Beach City

Covington	James City	Poquoson City	Washington

Craig	King and Queen	Portsmouth City	Waynesboro City

Culpeper	King George	Powhatan	Westmoreland

Cumberland	King William	Prince Edward	Williamsburg City

Danville	Lancaster	Prince George	Wise

Danville City	Lee	Prince George City	York

Dickenson	Lexington	Prince William

Dinwiddie	Lexington City	Pulaski

Washington

Benton	Franklin	Walla Walla

West Virginia

Barbour	Harrison	Mingo	Roane

Boone	Jackson	Monongalia	Summers

Brooke	Kanawha	Monroe	Taylor

Cabell	Lewis	Nicholas	Tucker

Calhoun	Lincoln	Ohio	Tyler

Clay	Logan	Pleasants	Upshur

Doddridge	Marion	Pocohontas	Webster

Fayette	Marshall	Preston	Wetzel

Gilmer	Mason	Putnam	Wirt

Grant	McDowell	Raleigh	Wood

Greenbrier	Mercer	Ritchie	Wyoming

Wisconsin

Brown	Kewaunee	Oconto	Shawano

Calumet	Manitowoc	Outagamie

EXHIBIT A:

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of January 2, 2019 (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Paul B. Kusserow (the “Grantee”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Omnibus Plan (as defined below). This Agreement constitutes the Award Notice that is described in the Omnibus Plan.

1.

Award. This Award of Restricted Stock Units (“RSUs”) is made with respect to 36,819 shares of Common Stock. Each RSU represents the right to receive a share of Common Stock, subject to the terms and conditions set forth in the Company’s 2018 Omnibus Incentive Compensation Plan (as the same may be amended from time to time, the “Omnibus Plan”) and this Agreement. Prior to the vesting of RSUs hereunder, the Grantee will not have any interest in the Common Stock subject to this Award or be entitled to any voting rights, dividends or any other rights and privileges of stockholders of the Company.

2.

Vesting. Subject to Section 3 of this Agreement, the RSUs granted under Section 1 shall vest, if at all, on each date specified in the following schedule (each such date, a “Vesting Date”), provided that, with respect to the Vesting Date for the first two tranches, the Grantee has not incurred a termination of Employment prior to such Vesting Date, and in the case of the third and final tranche, that the Grantee has not incurred a termination of Employment prior to December 16, 2021, which is the end of the Term as set forth in the Amended and Restated Employment Agreement by and between the Grantee and the Company dated September 27, 2018 (the “Amended and Restated Employment Agreement”):

(i) 12,273 shares of Common Stock will become vested on the first anniversary of the Grant Date;

(ii) An additional 12,273 shares of Common Stock will become vested on the second anniversary of the Grant Date; and

(iii) An additional 12,273 shares of Common Stock will become vested on the third anniversary of the Grant Date.

3.

Forfeiture/Accelerated Vesting. All RSUs granted in accordance with the terms of this Agreement shall be subject to the forfeiture and accelerated vesting provisions contained in the Amended and Restated Employment Agreement.

4.

Rights as Stockholder. At each respective Vesting Date, or such other times that this Award becomes vested, the Grantee shall be deemed the owner of the Common Stock and will have all rights of a stockholder with respect thereto and the Company will promptly deliver such shares of Common Stock to the Grantee; provided, however, that the Company shall be under no obligation to deliver Common Stock under this Award until all conditions stated in the Omnibus Plan with respect to regulatory approvals and listing requirements have been satisfied.

5.

Non-Transferability of Award. This Agreement and the RSUs are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Grantee’s heirs and successors and on the administrators and executors of the Grantee’s estate. Any attempt to transfer the Grantee’s rights under this Agreement or the RSUs granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Grantee hereunder to be immediately forfeited.

6.

Tax Withholding. Prior to the issuance or delivery of Common Stock in connection with the vesting of the RSUs, payment must be made by the Grantee of any federal, state, local or other taxes that become due on account of the Award. Such obligations shall be satisfied by withholding whole shares of Common Stock with an aggregate Fair Market Value equal to such obligations, unless the Grantee makes other arrangements for withholding with the Company. The amount that is calculated for withholding shall not exceed the maximum withholding rate. Any fractional share of Common Stock remaining shall be paid in cash to the Grantee.

7.

Omnibus Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Omnibus Plan, and in all respects will be interpreted in accordance with the Omnibus Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Omnibus Plan, and its decisions are conclusive as to any questions arising hereunder. The Grantee hereby acknowledges receipt of the Omnibus Plan, which shall be deemed to be incorporated in and form a part hereof. In the event of any conflict between the terms of this Agreement and the terms of the Omnibus Plan, as the same may be amended and in effect from time to time, the terms of the Omnibus Plan shall prevail.

8.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

9.

Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Grantee will be addressed to the Grantee at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail, overnight courier service or by electronic delivery.

10.

Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

11.

Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee, other than the Amended and Restated Employment Agreement, regarding the grant of any RSUs contemplated hereby.

12.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.

Severability. The invalidity or unenforceability of any provision of the Omnibus Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Omnibus Plan or this Agreement, and each provision of the Omnibus Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14.

Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the RSUs and any shares of Common Stock delivered in accordance with Section 4 of this Agreement, and the parties to this Agreement shall act in all matters as if the Grantee was the sole owner of this Agreement and the shares of Common Stock. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Grantee has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Julie D. Klapstein
Chair of the Compensation Committee

GRANTEE

Paul B. Kusserow

EXHIBIT B:

FORM OF STOCK OPTION AWARD AGREEMENT UNDER THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

This Stock Option Agreement (this “Agreement”), dated as of January 2, 2019 (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Paul B. Kusserow (the “Award Recipient”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company has established and maintains its 2018 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of its employees;

WHEREAS, the Award Recipient is employed as the President and Chief Executive Officer of the Company;

WHEREAS, pursuant to the terms of the Amended and Restated Employment Agreement by and between the Award Recipient and the Company dated September 27, 2018 (the “Amended and Restated Employment Agreement”), the Company wishes to grant to the Award Recipient Non-Qualified Stock Options (“Options”) under the terms of the Plan, subject to certain restrictions and limitations; and

WHEREAS, the Award Recipient desires to receive a grant of such Options from the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.	Grant of Options.

(a)    Number of Options and Exercise Price. The Company hereby grants to the Award Recipient, effective as of the Grant Date, 80,602 Options under the Plan, each such Option contingently entitling the Award Recipient to purchase one share of the Company’s common stock, $0.001 par value per share (the “Stock”), at an exercise price of [insert closing market price on grant date] per share (the “Exercise Price”), subject to the vesting schedules and other terms and conditions set forth below. Unless and until the Options will have vested pursuant to Section 1(b) of this Agreement, the Award Recipient will have no right to purchase any shares of Stock pursuant to Section 2 of this Agreement.

(b)    Vesting Schedule. Subject to Section 6 of this Agreement, the Options granted under Section 1(a) shall vest, if at all, in accordance with the following schedule: 26,868 of the Options shall vest on the first anniversary of the Grant Date, and 26,867 of the Options shall vest on each of the second and third anniversaries of the Grant Date (each such date, a “Vesting Date”), provided that, with respect to the Vesting Date for the first two tranches, the Award Recipient has not incurred a termination of Employment prior to such Vesting Date, and in the case of the third and final tranche, that the Award Recipient has not incurred a termination of Employment prior to prior to December 16, 2021, which is the end of the Term as set forth in the Amended and Restated Employment Agreement. For avoidance of doubt, except as expressly provided in the Amended and Restated Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(b).

2.	Exercise of Option.

(a)	Method of Exercise. The Options may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Stock that would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C) and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient. No shares of Stock shall be issued and no certificate representing Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 8, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(b)

Transfer of Shares. No shares of Stock will be issued pursuant to the exercise of this Option unless such issuance and exercise compiles with relevant provisions of law (including federal and state securities laws) and the requirements of any stock exchange upon which the Stock may then be listed.

3.    Type of Option. This Option is a Non-Qualified Stock Option and is not intended to be treated as a stock option described in subsection (b) of Section 422 of the Code.

4.    Term of Option/Expiration Date. The term of this Option shall be for a period of ten (10) years from the Grant Date set forth above. Subject to Section 6, this Option will terminate upon the termination of the Award Recipient’s employment with the Company. If such termination is not for Cause (as defined in the Amended and Restated Employment Agreement), the Award Recipient will have until the earlier of January 2, 2029 and the 90th day following the Award Recipient’s termination of employment to exercise any options that were vested as of the date of termination of employment. If the Award Recipient’s employment is terminated for Cause, this entire Option shall terminate immediately upon his termination.

5.    Restrictions on Transfer. During the lifetime of the Award Recipient, the Options may be exercised only by the Award Recipient. This Agreement and the Options are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Award Recipient’s heirs and successors and on the administrators and executors of the Award Recipient’s estate. Any attempt to transfer the Award Recipient’s rights under this Agreement or the Options granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Award Recipient hereunder to be immediately forfeited.

6.    Forfeiture/Accelerated Vesting. All Options and underlying shares of Stock shall be subject to the forfeiture and accelerated vesting provisions contained in the Amended and Restated Employment Agreement.

7.    Rights as Stockholder. The Award Recipient shall have none of the rights of a stockholder with respect to any Stock subject to the Option until such Stock shall be issued upon the exercise of the Option.

8.    Withholding. Prior to the issuance or delivery of any shares of Stock in connection with the exercise of the Options, payment must be made by the Award Recipient of any federal, state, local or other taxes that may be required to be withheld or paid in connection with such exercise. The Award Recipient may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date that the amount of tax is to be withheld or paid (the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (D) a cash payment by a broker-dealer acceptable to the Company to whom the Award Recipient has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C). Shares of Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the maximum withholding rate. Any fraction of share of Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Award Recipient.

9.

Plan Incorporated by Reference. This grant of Options is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Compensation Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan, which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

10.

No Employment or Other Rights. This grant of Options does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company to terminate the Award Recipient’s employment at any time, for any reason, with or without cause, or to decrease the Award Recipient’s compensation or benefits. This grant of Options is a one-time benefit and does not create any contractual or other right to receive additional Options or other benefits in lieu of Options in the future.

11.

Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12.

Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail, overnight courier service or by electronic delivery.

13.

Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Options and supersede all prior arrangements or understandings, other than the Amended and Restated Employment Agreement, with respect thereto.

14.	Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

15.

Severability. The invalidity or unenforceability of any provision of the Omnibus Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Omnibus Plan or this Agreement, and each provision of the Omnibus Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.

Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Award Recipient shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the Options and any shares of Stock purchased and delivered in accordance with Section 2 or this Agreement, and the parties to this Agreement shall act in all matters as if the Award Recipient was the sole owner of this Agreement and the shares of Stock. This appointment is coupled with an interest and is irrevocable.

[Signature page follows below]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Julie D. Klapstein
Chair of the Compensation Committee

AWARD RECIPIENT

Paul B. Kusserow

EXHIBIT C:

FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT UNDER

THE AMEDISYS, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”), dated as of January 2, 2019 (the “Grant Date”), is by and between Amedisys, Inc., a Delaware corporation (the “Company”), and Paul B. Kusserow (the “Grantee”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Omnibus Plan (as defined below). This Agreement constitutes the Award Notice that is described in the Omnibus Plan.

1.    Award. This Award of Restricted Stock Units (“RSUs”) is made with respect to 73,638 shares of Common Stock. Each RSU represents the right to receive a share of Common Stock, subject to the terms and conditions set forth in the Company’s 2018 Omnibus Incentive Compensation Plan (as the same may be amended from time to time, the “Omnibus Plan”) and this Agreement. Prior to the vesting of RSUs hereunder, the Grantee will not have any interest in the Common Stock subject to this Award or be entitled to any voting rights, dividends or any other rights and privileges of stockholders of the Company.

2.    Vesting. Subject to Section 3 of this Agreement, the RSUs granted under Section 1 shall become eligible for vesting based on both: (i) the certification by the Committee of the achievement of the performance measures described on Schedule 1 attached hereto, and (ii) the completion of additional service-based vesting requirements described on Schedule 1.

3.    Forfeiture/Accelerated Vesting. All RSUs granted in accordance with the terms of this Agreement shall be subject to the forfeiture and accelerated vesting provisions contained in the Amended and Restated Employment Agreement by and between the Grantee and the Company dated September 27, 2018 (the “Amended and Restated Employment Agreement”).

4.    Rights as Stockholder. At each respective Vesting Date, or such other times that this Award becomes vested, the Grantee shall be deemed the owner of the Common Stock and will have all rights of a stockholder with respect thereto and the Company will promptly deliver such shares of Common Stock to the Grantee; provided, however, that the Company shall be under no obligation to deliver Common Stock under this Award until all conditions stated in the Omnibus Plan with respect to regulatory approvals and listing requirements have been satisfied.

5.    Non-Transferability of Award. This Agreement and the RSUs are not assignable or transferable other than by will or by the laws of descent and distribution or pursuant to certain domestic relations orders. The terms of this Agreement shall be binding on the Grantee’s heirs and successors and on the administrators and executors of the Grantee’s estate. Any attempt to transfer the Grantee’s rights under this Agreement or the RSUs granted hereby other than in accordance with the provisions of this Section 5 shall cause all rights of the Grantee hereunder to be immediately forfeited.

6.    Tax Withholding. Prior to the issuance or delivery of Common Stock in connection with the vesting of the RSUs, payment must be made by the Grantee of any federal, state, local or other taxes that become due on account of the Award. Such obligations shall be satisfied by withholding whole shares of Common Stock with an aggregate Fair Market Value equal to such obligations, unless the Grantee makes other arrangements for withholding with the Company. The amount that is calculated for withholding shall not exceed the maximum withholding rate. Any fractional share of Common Stock remaining shall be paid in cash to the Grantee.

7.    Omnibus Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Omnibus Plan, and in all respects will be interpreted in accordance with the Omnibus Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Omnibus Plan, and its decisions are conclusive as to any questions arising hereunder. The Grantee hereby acknowledges receipt of the Omnibus Plan, which shall be deemed to be incorporated in and form a part hereof. In the event of any conflict between the terms of this Agreement and the terms of the Omnibus Plan, as the same may be amended and in effect from time to time, the terms of the Omnibus Plan shall prevail.

8.    Amendment. This Agreement may not be amended, modified or waived except by a written instrument signed by the party against whom enforcement of any such modification, amendment or waiver is sought.

9.    Notice. Any notice to the Company provided for in this Agreement shall be addressed to Amedisys, Inc. at its principal business address in care of the Corporate Secretary of the Company, and any notice to the Grantee will be addressed to the Grantee at the current address shown on the books and records of the Company. Any notice shall be sent by registered or certified mail, overnight courier service or by electronic delivery.

10.    Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

11.    Supersedes Prior Agreements. This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and Grantee, other than the Amended and Restated Employment Agreement, regarding the grant of any RSUs contemplated hereby.

12.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.    Severability. The invalidity or unenforceability of any provision of the Omnibus Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Omnibus Plan or this Agreement, and each provision of the Omnibus Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

14.    Community Property. Without prejudice to the actual rights of the spouses as between each other, for all purposes of this Agreement, the Grantee shall be treated as agent and attorney-in-fact for that interest held or claimed by his spouse with respect to this Agreement, the RSUs and any shares of Common Stock delivered in accordance with Section 4 of this Agreement, and the parties to this Agreement shall act in all matters as if the Grantee was the sole owner of this Agreement and the shares of Common Stock. This appointment is coupled with an interest and is irrevocable.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Grantee has executed this Agreement effective as of the Grant Date.

AMEDISYS, INC.

BY:
Julie D. Klapstein
Chair of the Compensation Committee

GRANTEE

Paul B. Kusserow

Schedule 1: Vesting Schedule for Shares Subject to Performance-Based Conditions

1.	Vesting Schedule. Subject to Section 3 of this Agreement:

1.1    24,546 of the RSUs granted under Section 1 of the Agreement (the “2019 Tranche”) shall become eligible for vesting if (and only if) the Company attains a reasonable financial and/or operational target that will be established by the Committee (after consultation with Grantee; provided that the Committee shall maintain ultimate authority to establish such target) at a later date but, in any event, not later than within the first 90 days of the 2019 fiscal year (the “2019 Tranche Performance Measure”). The Committee shall have the sole and absolute discretion to determine the Company’s achievement of the 2019 Tranche Performance Measure, and such determination shall be final and binding upon the Grantee. Committee certification shall occur no later than 60 days following the completion of the 2019 fiscal year. If the 2019 Tranche Performance Measure is achieved, upon certification by the Committee, the 2019 Tranche RSUs shall vest, if at all, immediately upon the date of certification of the 2021 Tranche Performance Measure set forth in Section 1.3 below (the “Vesting Date”), provided that the Grantee did not incur a termination of Employment prior to the end of the Term as set forth in the Amended and Restated Employment Agreement.

1.2    24,546 of the RSUs granted under Section 1 of the Agreement (the “2020 Tranche”) shall become eligible for vesting if (and only if) the Company attains a reasonable financial and/or operational target that will be established by the Committee (after consultation with Grantee; provided that the Committee shall maintain ultimate authority to establish such target) at a later date but, in any event, not later than within the first 90 days of the 2020 fiscal year (the “2020 Tranche Performance Measure”). The Committee shall have the sole and absolute discretion to determine the Company’s achievement of the 2020 Tranche Performance Measure, and such determination shall be final and binding upon the Grantee. Committee certification shall occur no later than 60 days following the completion of the 2020 fiscal year. If the 2020 Tranche Performance Measure is achieved, upon certification by the Committee, the 2020 Tranche RSUs shall vest, if at all, immediately upon the date of certification of the 2021 Tranche Performance Measure set forth in Section 1.3 below (the “Vesting Date”), provided that the Grantee did not incur a termination of Employment prior to the end of the Term as set forth in the Amended and Restated Employment Agreement.

1.3    24,546 of the RSUs granted under Section 1 of the Agreement (the “2021 Tranche”) shall become eligible for vesting if (and only if) the Company attains a reasonable financial and/or operational target that will be established by the Committee (after consultation with Grantee; provided that the Committee shall maintain ultimate authority to establish such target) at a later date but, in any event, not later than within the first 90 days of the 2021 fiscal year (the “2021 Tranche Performance Measure”). The Committee shall have the sole and absolute discretion to determine the Company’s achievement of the 2021 Tranche Performance Measure, and such determination shall be final and binding upon the Grantee. Committee certification shall occur no later than 60 days following the completion of the 2021 fiscal year. If the 2021 Tranche Performance Measure is achieved, upon certification by the Committee, the 2021 Tranche RSUs shall vest immediately upon the date of such certification (the “Vesting Date”), provided that the Grantee did not incur a termination of Employment prior to the end of the Term as set forth in the Amended and Restated Employment Agreement.

2.	Forfeiture upon Non-Achievement of Performance Measures. Subject to Section 3 of this Agreement:

2.1    Any 2019 Tranche RSUs that did not become eligible for vesting in accordance with Paragraph 1.1, above, shall be automatically forfeited by the Grantee and returned to the Company as of the date that the Committee certifies whether the 2019 Tranche Performance Measure has been achieved.

2.2    Any 2020 Tranche RSUs that did not become eligible for vesting in accordance with Paragraph 1.2, above, shall be automatically forfeited by the Grantee and returned to the Company as of the date that the Committee certifies whether the 2020 Tranche Performance Measure has been achieved.

2.3    Any 2021 Tranche RSUs that did not become eligible for vesting in accordance with Paragraph 1.4, above, shall be automatically forfeited by the Grantee and returned to the Company as of the date that the Committee certifies whether the 2021 Tranche Performance Measure has been achieved.